UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 4, 2006

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Feldman Mall Properties, Inc.

(Exact name of registrant as specified in its charter)

Maryland	001-32365	13-4284187

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1010 Northern Boulevard, Suite 314 Great Neck, NY		11021

(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: 516-684-1239

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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ITEM 1.01	Entry into a Material Definitive Agreement.

Joint Venture with Heitman Funds.

On August 4, 2006, FMP Colonie Center LLC (the “Owner”), a subsidiary of Feldman Mall Properties, Inc. (the “Company”) entered into a contribution agreement (the “Contribution Agreement”) with an affiliate of Heitman LLC (“Heitman”), in connection with the Colonie Center Mall (the “Mall”), located in the suburbs of Albany, New York. Under the terms of the Contribution Agreement, the Owner will contribute the Mall to a limited liability company at an agreed value of $101.5 million, plus certain closing costs. The Company will initially retain an estimated $12.7 million interest in the Mall, or 25% of the total equity in the Mall. Upon closing of the transaction, the Company expects to contribute up to an additional $2.8 million, which will bring its total equity investment in the Mall to approximately $15.5 million. The closing date of the transaction is anticipated to be in September of 2006 and is subject to the limited liability company’s ability to obtain new construction financing in the amount of approximately $108.0 million as well as certain limited and customary due diligence approvals by Heitman. Additionally, a subsidiary of the Company will serve as the managing member of the limited liability company and will be responsible for primary management, leasing and construction oversight.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FELDMAN MALL PROPERTIES, INC.

By:	/s/ Thomas Wirth

Name: Thomas Wirth
Title: Chief Financial Officer

Date: August 10, 2006